EXHIBIT 10.59

FIFTH AMENDMENT TO LOAN AGREEMENT

This Fifth Amendment to Loan Agreement (this “Agreement”) is entered into as of April     , 2005, effective as of March 29, 2005 by and among SILICON VALLEY BANK (“Bank” or “Lender”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182 and MANUGISTICS GROUP, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850 (the “Company”), MANUGISTICS, INC., a corporation organized under the laws of the State of Delaware whose address is 9715 Key West Avenue, Rockville, Maryland 20850, and any Persons who are now or hereafter made parties to the Loan Agreement (as hereinafter defined) (each a “Borrower” and collectively, “Borrowers”).

1.                                       DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrowers to Lender, Borrowers are indebted to Lender pursuant to, among other documents, a Loan Agreement dated January 14, 2003, (as may be amended from time to time, the “Loan Agreement”).  The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Twenty Million Dollars ($20,000,000) (the “Revolving Facility”) which amount was reduced to Fifteen Million Dollars ($15,000,000) pursuant to that certain Third Amendment to Loan Agreement, dated March 31, 2004.  In addition, pursuant to that certain Loan and Security Agreement dated April 12, 2002 by and among the Company, Manugistics, Inc. and Bank, Bank agreed to make an equipment line of credit (the “Equipment Facility”) to the Company, and Manugistics, Inc. in the maximum principal amount of Five Million Dollars ($5,000,000).  Hereinafter, all indebtedness owing by Borrowers to Lender under the Revolving Facility shall be referred to as the “Indebtedness.”  Capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to such terms in the Loan Agreement.

2.                                       DESCRIPTION OF COLLATERAL.  Repayment of the Indebtedness shall be secured by the Collateral upon the occurrence of a Financial Covenant Default as described in Section 4 of the Loan Agreement.  Hereinafter, the Loan Agreement, together with all other documents securing repayment of the Indebtedness shall be referred to as the “Existing Loan Documents”.

3.                                       MODIFICATIONS TO LOAN AGREEMENT.

(A)                              The following Section is added immediately after Section 2.2 of the Loan Agreement, as Section 2.2A of the Loan Agreement:

2.2A                       Supplemental Equipment Advances.

(a)                                  Through December 31, 2005 (the “Supplemental Equipment Availability End Date”), Bank will make advances (“Supplemental Equipment Advance” and, collectively, “Supplemental Equipment Advances”) not exceeding the Supplemental Committed Equipment Line.  The Supplemental Equipment Advances may only be used to finance or refinance computer equipment, office furniture and other capital expenditures

(b)                                 Interest accrues from the date of each Supplemental Equipment Advance at the rate in Section 2.3(a) and is payable monthly in accordance with Section 2.3(b).  All Supplemental Equipment Advances shall be evidenced by the Supplemental Equipment Term Note and shall be repaid in accordance with the terms of this Agreement.  Supplemental Equipment Advances when repaid may not be reborrowed.

(c)                                  To obtain a Supplemental Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Supplemental Equipment Advance is to be made.  The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the assets being financed.

(B)                                Interest Rate, Payments.  Section 2.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.3                                 Interest Rate, Payments.

(a)                                  Advances on the Committed Revolving Line accrue interest on the outstanding principal balance in accordance with the Revolving Promissory Note.  Supplemental Equipment Advances accrue interest at the fixed rate of seven and three quarters percent (7.75%) per annum.  Any amounts outstanding during the continuance of an Event of Default, shall accrue interest at four percent (4.0%) above the rate effective immediately before the Event of Default.  The interest rate with respect to any Credit Extensions which accrue interest at a floating rate based on the Prime Rate, increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)                                 Payments.  Interest due on the Committed Revolving Line is payable on the fifth (5th) day of each month.  Supplemental Equipment Advances shall be repaid in equal payments of principal and interest which would fully amortize each Supplemental Equipment Advance in thirty six (36) installments, beginning on the first (1st) day of each month following the date of the Supplemental Equipment Advance and ending on the Supplemental Equipment Maturity Date, when all outstanding Supplemental Equipment Advances, all accrued and unpaid interest shall be due and payable in full.

(c)                                  Permitted Prepayment of Loans.  Borrower may voluntarily prepay all or any portion of any Supplemental Equipment Advance upon not less than five (5) Business Days notice to Bank, provided any such prepayment is accompanied by a prepayment fee equal to (i) one and one half percent (1.5%) of the amount prepaid if the prepayment occurs within the first twelve (12) months from the date of the  Supplemental Equipment Advance; (ii) one percent (1.0%) of the amount prepaid if the prepayment occurs after the first twelve (12) months, and prior to the twenty fourth (24th) month from the date of the Supplemental Equipment Advance; and (iii) one half of one percent (.50%) of the amount prepaid at all times after the first twenty four (24) months from the date of the Supplemental Equipment Advance, provided, however, that the payment of principal due on the Supplemental Equipment Maturity Date if paid when due, shall not constitute a prepayment subject to the payment of any fee.  In addition to the above prepayment fee, at the time of any such prepayment, Borrower must pay, on the date of the prepayment (A) all unpaid accrued interest to the date of the prepayment and all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement.

(d)                                 Bank may debit any of Borrower’s deposit accounts including Account Number                      for principal and interest payments owing or any amounts Borrower owes Bank.  Bank will promptly notify Borrower when it debits Borrower’s accounts.  These debits are not a set-off.  Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

(C)                                Section 6.3 of the Loan Agreement is amended and restated in its entirety as follows:

6.3                                 Financial Covenants.  Borrowers will maintain as of the last day of each fiscal quarter:

(a)                                  Quick Ratio.  A ratio of (i) Quick Assets to (ii) Current Liabilities, plus long term Indebtedness to Bank and outstanding letters of credit under the Committed Revolving Line minus deferred revenue of at least 2.00 to 1.00.

(b)                                 Tangible Net Worth.  A Tangible Net Worth of at least $90,000,000, plus fifty percent (50%) consolidated net income (without regard to any loss) from each fiscal quarter of the Borrowers.

(D)                               The definitions of “Credit Extension”, “Loan Documents”, “Revolving Maturity Date” and “Total Liabilities” set forth in Section 13.1 of the Loan Agreement are amended and restated in their entirety as follows:

“Credit Extension” is each Advance, Letter of Credit, Supplemental Equipment Advance or any other extension of credit by Bank for any Borrower’s benefit.

“Loan Documents” are, collectively, this Agreement, the Revolving Promissory Note, the Security Agreement, the Negative Pledge Agreement, the Supplemental Equipment Note,  any note, or notes or guaranties executed by any Borrower and any other present or future agreement between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.  In addition, at all times after an Event of Default, the term “Loan Documents” shall also include the Account Control Agreement and at all times after the Lien Effective Date, the term “Loan Documents” shall include the Security Agreement.

“Revolving Maturity Date” is March 29, 2007.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities of the Company and its consolidated Subsidiaries, including all Indebtedness, and the current portion of Subordinated Debt, if any, that Borrowers are allowed to pay under Section 7.8 hereof, but only to the extent the Borrowers have notified Bank in writing that they plan to make such a payment.

(E)                                 The following definitions are added to Section 13.1 of the Loan Agreement:

“Supplemental Committed Equipment Line” is a Credit Extension of up to Five Million Dollars ($5,000,000).

“Supplemental Equipment Advance” is defined in Section 2.2A.

“Supplemental Equipment Availability End Date” is defined in Section 2.2A.

“Supplemental Equipment Maturity Date” means August 31, 2007.

“Supplemental Equipment Term Note” means that certain Equipment Term Note dated April __, 2005 in the principal amount of Five Million Dollars ($5,000,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions therefor.

4.                                       COMPLIANCE CERTIFICATE.  From and after the effective date hereof, Exhibit C attached hereto shall be the Compliance Certificate for purposes of the Existing Loan Documents.

5.                                       PAYMENT OF LOAN FEE.  Borrower shall pay to Lender an annual fee in the amount of Seventy Five Thousand Dollars ($75,000) on the date hereof and on the first anniversary date hereof in connection with the extension of the Committed Revolving Line and in the amount of Twelve Thousand Five Hundred Dollars ($12,500) on the date hereof in connection with the Supplemental Equipment Facility (collectively, the “Loan Fee”) plus all out-of-pocket expenses, including, without limitation, all fees and expenses of Lender’s counsel.

6.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7.                                       NO DEFENSES OF BORROWERS.  Borrowers agree that they have no defenses against the obligations to pay any amounts under the Indebtedness.

8.                                       CONTINUING VALIDITY.  Each Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrowers’ representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Lender’s agreement to modifications to the existing Indebtedness pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness.  Nothing in this Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Lender and Borrowers to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing.  No maker, endorser, or guarantor will be released by virtue of this

Agreement.  The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

This Agreement is executed as of the date first written above.

BORROWERS:

MANUGISTICS GROUP, INC.

By:

Name:

Title:

MANUGISTICS, INC.

By:

Name:

Title:

LENDER:

SILICON VALLEY BANK

By:

Name:

Title: